Exhibit 10.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of the 21st day of July, 2016, by and among FRANKLIN STREET PROPERTIES CORP. (the “Borrower”), each Lender that is a signatory hereto, and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as Lender, as Administrative Agent (“Administrative Agent”) for itself and the other lenders party to the Credit Agreemfent (hereinafter defined) from time to time, Swing Line Lender and L/C Issuer.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Borrowers, the Administrative Agent and certain Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of October 29, 2014 (the “Original A&R Credit Agreement”) pursuant to which the Lenders party to the Original A&R Credit Agreement have extended credit to the Borrowers on the terms set forth therein;

WHEREAS, the Borrowers have requested, and the Administrative Agent and the Lenders have agreed, to extend the Term Loan Maturity Date and to modify certain of the financial covenants in the Original A&R Credit Agreement.  The Original A&R Credit Agreement as amended by this First Amendment is referred to herein as the “Credit Agreement.”

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definition of “Arranger”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Arranger” appearing therein and replacing it with the following definition:

““Arranger” means MLPF&S (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole bookrunner.”

2.                                      Definition of “BMO Loan Documents”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “BMO Loan Documents” appearing therein and replacing it with the following definition:

“BMO Loan Documents” means that certain Credit Agreement dated as of October 29, 2014, as amended from time to time, by and among, inter alia, Borrower and Bank of Montreal and the documents, instruments and agreements in connection therewith.

3.                                      Definition of “Change of Control”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Change of Control” appearing therein and replacing it with the following definition:

““Change of Control” means: (a) an event or series of related events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) an event or series of events by which during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, such approval either by a specific vote or by approval of the Borrower’s proxy statement in which such member was named as a nominee for election as a director).”

4.                                      Definition of “Defaulting Lender”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Defaulting Lender” appearing therein and replacing it with the following definition:

““Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent or the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding set forth in Section 4.02 (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding in Section 4.02 (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.”

5.                                      Definition of “EBITDA”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “EBITDA” appearing therein and replacing it with the following definition:

““EBITDA” means for the Consolidated Parties, for the most recently ended fiscal quarter of Borrower, without duplication, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non recurring or extraordinary gains and losses and Hedge Ineffectiveness for such period (but including syndication fees), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization, all determined in accordance with GAAP for the prior quarter annualized plus (c) the Consolidated Parties’ Equity Percentage of the above attributable to Unconsolidated Affiliates.”

6.                                      Definition of “Eurodollar Base Rate”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Eurodollar Base Rate” within the definition of Eurodollar Rate appearing therein and replacing it with the following definition:

““Eurodollar Base Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Committed Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)                                 for any interest calculation with respect to a Base Rate Committed Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)                                  if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.”

7.                                      Definition of “Fee Letter”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Fee Letter” appearing therein and replacing it with the following definition:

““Fee Letter” means the letter agreement, dated June 10, 2016, among Borrower, Administrative Agent and Arranger as amended or supplemented from time to time.”

8.                                      Definition of “Indebtedness”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Indebtedness” appearing therein and replacing it with the following definition:

““Indebtedness” means, without duplication, all obligations of the following types:

a)                                     all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

b)                                     all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

c)                                      any net obligation under any Swap Contract, the amount of which on any date shall be deemed to be the Swap Termination Value thereof as of such date;

d)                                     all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

e)                                      any capital lease or Synthetic Lease Obligation, the amount of which as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date;

f)                                       all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided, the foregoing shall be excluded from Indebtedness if the obligation is neither scheduled nor permitted to become due and payable on or prior to the date on which the Obligations are scheduled to be due and payable in full; and

g)                                      without duplication, all Guarantees in respect of any of the foregoing.

For all purposes hereof, the Indebtedness shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation, limited partnership or limited liability company) in which a Person is a general partner or a joint venturer, unless such Indebtedness is Nonrecourse Indebtedness.  Indebtedness shall not include the Indebtedness of Sponsored REITs or the value of Hedge Ineffectiveness.”

9.                                      Definition of “Net Operating Income” or “NOI”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Net

Operating Agreement” or “NOI” appearing therein and replacing it with the following definition:

““Net Operating Income” or “NOI” means, for any Property owned by any Consolidated Party and for the most recently ended fiscal quarter of Borrower for which financial information has been, or simultaneously with such determination will be, delivered to the Administrative Agent, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received or earned in the ordinary course from such Property (including, without limitation, (i) revenues from the straight-lining of rents; and (ii) proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid, excluding interest and Hedge Ineffectiveness, and inclusive of an appropriate accrual for expenses related to the ownership, operation or maintenance of such Property during the respective period, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, as applicable, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) without duplication an imputed management fee in the amount of 3% of the gross revenues for such Property for such period.”

10.                               Definition of “Tangible Net Worth”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Tangible Net Worth” appearing therein and replacing it with the following definition:

““Tangible Net Worth” means, for the Consolidated Parties, as of the most recently ended fiscal quarter of Borrower, the excess of Total Assets over Total Liabilities, and less the sum of:

a)                                     the total book value of all assets of the Consolidated Parties properly classified as Intangible Assets; plus

b)                                     all amounts representing any write-up in the book value of any assets of the Consolidated Parties resulting from a revaluation thereof subsequent to the balance sheet date; plus

c)                                      to the extent otherwise includable in the computation of Tangible Net Worth, any subscriptions receivable.

Total Assets and Total Liabilities shall also exclude an asset or liability created by the Swap Termination Value and Hedge Ineffectiveness.”

11.                               Definition of “Term Loan Maturity Date”.  Section 1.01 of the Original A&R Credit Agreement is hereby amended by deleting the definition of “Term Loan Maturity Date” appearing therein and replacing it with the following definition:

““Term Loan Maturity Date” means September 27, 2021.”

12.                               Section 1.01.  Section 1.01 of the Original A&R Credit Agreement is hereby supplemented by adding the following definitions in alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”

“Embedded Derivative” is in the definition of Eurodollar Rate that states “if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement”.  The Embedded Derivative resulted in Hedge Ineffectiveness, which is calculated quarterly.”

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”

“Hedge Ineffectiveness” means any amount recorded as hedge ineffectiveness in accordance with ASC 815 under GAAP related to the Loan and any Swap Contract.

“Significant Acquisition” means an acquisition (in one transaction or a series of related transactions) of (i) one or more entities (excluding Sponsored REITS) for a purchase price in excess of 10% of Total Asset Value as of the last day for which financial statements were delivered under Section 6.01(a) or 6.01(b), or (ii) one or more properties for an amount in excess of 10% of Total Asset Value as of the last day for which financial statements were delivered under Section 6.01(a) or 6.01(b).”

“UK Bribery Act 2010” means an Act of the Parliament of the United Kingdom that covers the criminal law relating to bribery.”

“United States Foreign Corrupt Practices Act of 1977 means the act codified at 15 U.S.C. Section 78dd-1 et seq.”

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

13.                               Section 2.16.  Section 2.16 of the Original A&R Credit Agreement is hereby deleted in its entirety and the following Section 2.16 is replaced therefor:

a)                                     Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests, in the aggregate) not exceeding $350,000,000; provided that (I) any such request for an increase shall be in a minimum amount of $25,000,000, and (II) the Borrower may make a maximum of three (3) such requests.  Any increases to the Aggregate Commitments may take the form of an increase in the Revolving Loan Commitments or an increase in the Term Loan Commitments, including as one or more additional Term Loan tranches.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Any increase of the Aggregate Commitments pursuant to this Section 2.16 shall be subject to the agreement of one or more Lenders or Eligible Assignees (who may or may not then be a Lender hereunder) to provide such increased Commitments pursuant to the terms hereof. Any additional term loans (“Incremental Term Loans”) made pursuant to any increase in the Term Loan Commitments shall be made on the same terms (including, without limitation, interest terms, payment terms and maturity terms), and shall be subject to the same conditions as the existing Term Loans (it being understood that customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) or one or more of the Lenders making Incremental Term Loans (each an “Increasing Term Lender”), as the case may be, may be different than those paid with respect to the Lenders under the Term Loan on or prior to the Closing Date or with respect to any other Increasing Term Lender in connection with any other increase in the Term Loan Commitments pursuant to this Section 2.16); provided, however, that at the election of the Borrower the Incremental Term Loans may be implemented through additional new tranches of term loans (instead of being implemented as an increase in the existing Term Loan) with (i) a final maturity date occurring on or later than the Maturity Date for the existing Term Loan, (ii) the same or a longer weighted average life to maturity of such Incremental Term Loans than the weighted average life to maturity of the existing Term Loan, (iii) interest rates and fees applicable to such Incremental Term Loans determined by the Borrower and the Increasing Term Lenders, and/or (iv) with such other changes as may be approved by the Administrative Agent.

b)                                     Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

c)                                      Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld, conditioned or delayed), the Borrower and/or MLPF&S may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Borrower, Administrative Agent and their respective counsel.  Arranger shall use its best efforts to procure such additional or increased Commitments, and facilitate such increase in the Aggregate Commitments, and Borrower shall reasonably cooperate with Arranger to obtain new Commitments to support any such increase in the Aggregate Commitments, provided that Borrower will coordinate all such efforts (including, without limitation, any communications (written, electronic or oral) with any prospective lending source) through the Arranger.  In no event shall any Lender be obligated to provide an additional Commitment.

d)                                     Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

e)                                      Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) except that for purposes of this Section 2.16, (x) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (y) the representations and warranties contained in Section 5.13(a) shall be deemed to refer to the most recent update to Schedule 5.13(a) furnished pursuant to Section 6.02(a)(ii) and shall be true and correct in all material respects as of the effective date of such update, (z) the representations and warranties contained in the first and second sentences of Section 5.21 shall be deemed to refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), and shall be true and correct in all material respects as of the effective date of such update, and (B) no Default or Event of Default exists. The Applicable Percentages of the Lenders shall be recalculated concurrently with the effectiveness of any increase in the Aggregate Commitments pursuant to this Section 2.16.

f)                                       Conflicting Provisions.  This Section shall supersede any provisions in Section 10.01 to the contrary.  Without limiting the foregoing, an increase in Aggregate Commitments pursuant to this Section 2.16 and any amendments to this Agreement made to evidence such increase shall not require the consent of any Lender not participating in such increase.

14.                               Section 3.01.  Section 3.01(e) of the Original A&R Credit Agreement is hereby amended by adding the following to the end of the final paragraph of Section 3.01(e):

“For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of that certain First Amendment to this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”

15.                               Section 5.  Section 5 of the Original A&R Credit Agreement is hereby amended by adding the following sections in numerical order at the end of Section 5.21:

“5.22                 Anti-Corruption Laws.  To the best of the Borrower’s knowledge after due diligence, the Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.”

“5.23                 EEA Financial Institutions.  None of the Borrower nor any Subsidiary Guarantor is an EEA Financial Institution.”

16.                               Section 6.  Section 6 of the Original A&R Credit Agreement is hereby amended by adding the following section in numerical order at the end of Section 6.16:

“6.17.               Anti-Corruption Laws.  Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.”

17.                               Section 7.  Section 7 of the Original A&R Credit Agreement is hereby amended by adding the following section in numerical order at the end of Section 7.16:

“7.17.               Anti-Corruption Laws.  Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions.”

18.                               Section 7.11.  Section 7.11 of the Original A&R Credit Agreement is hereby amended by deleting Section 7.11 appearing therein and replacing it with the following Section 7.11:

“7.11                 Financial Covenants.  Fail, at any time, to comply with any of the following financial covenants on a consolidated basis provided that such covenants shall be calculated as of the last day of a calendar quarter:

a.                                      Minimum Tangible Net Worth.  Borrower shall maintain a Tangible Net Worth equal to or in excess of $682,422,341 plus seventy-five percent (75%) of the aggregate net proceeds received by Borrower in connection with any offering of stock or other equity in the Borrower after the date of this First Amendment.

b.                                      Maximum Leverage Ratio.  Borrower shall not permit the ratio of Total Indebtedness to Total Asset Value to exceed 0.60:1.0, to be increased at the election of the Borrower a maximum of one time per fiscal year to

0.65 to 1.0 commencing on the date on which a Significant Acquisition occurs and continuing for the succeeding two full fiscal quarters thereafter.

c.                                       Maximum Secured Leverage Ratio.  Borrower shall not permit the ratio of Total Secured Indebtedness (excluding the Credit Extensions) to Total Asset Value to exceed 0.30:1.0.

d.                                      Minimum Fixed Charge Coverage Ratio.  Borrower shall not permit the ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50:1.0.

e.                                       Maximum Unencumbered Leverage Ratio.  Borrower shall not permit the ratio of Unsecured Indebtedness to Unencumbered Asset Value to exceed 0.60:1.0, to be increased at the election of the Borrower a maximum of one time per fiscal year to 0.65 to 1.0 commencing on the date on which a Significant Acquisition occurs and continuing for the succeeding two full fiscal quarters thereafter.

f.                                        Minimum Unsecured Interest Coverage.  Borrower shall not permit the ratio of Unencumbered NOI to the Interest Expense from the Eligible Unencumbered Property Pool to be less than 1.75:1.0.  For the purpose of calculating NOI for this covenant 7.11(f), items (a)-(d) of the definition of Net Operating Income shall be adjusted to (i) exclude the amount attributable to the Properties disposed of during such fiscal quarter and (ii) adjust the amount attributable to Properties owned less than a full fiscal quarter so that such amount is grossed up as if the Property had been owned for the entire fiscal quarter.

g.                                       Dividends and Distributions.  To the extent an Event of Default exists or would result therefrom, Borrower shall not make Restricted Payments and no Subsidiary shall make any Restricted Payments to any Person other than Borrower or a Subsidiary of Borrower.

h.                                      Investments.  Borrower shall not permit the aggregate value of the following items of all Consolidated Parties to exceed ten percent (10%) of Total Asset Value: (A) the total cost budget of Projects Under Development; plus (B) the cost value of all undeveloped holdings (raw land or land which is not otherwise an operating property other than any properties determined to be Projects Under Development) determined in accordance with GAAP; plus (C) the value of all Joint Venture Projects plus, without duplication, the cost-basis value of the Consolidated Parties’ investment in Joint Ventures (in each case taking into account the Consolidated Parties’ Equity Percentage thereof); plus (D) the value of Securities Holdings held by the Consolidated Parties; plus (E) the value of all Mortgages (excluding loans to Sponsored REITS) held by the Consolidated Parties; plus (F) the value of all foreign investments held by the Consolidated Parties.

In calculating the financial covenants pursuant to this Section 7.11, any obligations that are secured by Cash Collateral by a Consolidated Party shall not be deemed to be secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security agreement.”

19.                               Section 9.06(a).  Section 9.06(a) of the Original A&R Credit Agreement is hereby amended by deleting the last sentence of such section and replacing it with the following:

“After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.”

20.                               Section 10.  Section 10 of the Original A&R Credit Agreement is hereby amended by adding the following section in numerical order at the end of Section 10.21:

“10.22                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution;

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(c)                                  Borrower may release and/or forgive all or any portion of any liability of an EEA Financial Institution.

21.                               Exhibit E.  Exhibit E of the Original A&R Credit Agreement is hereby deleted and the Exhibit E attached hereto is substituted therefor.

22.                               Schedule 2.01(b).  Schedule 2.01(b) of the Original A&R Credit Agreement is hereby deleted and the Schedule 2.01(b) attached hereto is substituted therefor

23.                               No Waiver.  Nothing contained herein shall be deemed to (i) constitute a waiver of any Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or, except as expressly provided herein, to otherwise modify any provision of the Original A&R Credit Agreement, or (ii) give rise to any defenses or counterclaims to Administrative Agent’s or any of the Lenders’ right to compel payment of the Obligations when due or to otherwise enforce their respective rights and remedies under the Credit Agreement and the other Loan Documents.

24.                               Conditions to Effectiveness.  This First Amendment shall become effective as of the date (the “Effective Date”) when each of the following conditions is met:

(a)                                 receipt by the Administrative Agent of this First Amendment duly and properly authorized, executed and delivered by the Borrower and the Lenders;

(b)                                 receipt by the Administrative Agent of a certificate dated as of the date hereof signed by a Responsible Officer of Borrower certifying that, before and after giving effect to the First Amendment, (I) the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) that (1) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (2) the representations and warranties contained in Section 5.13(a) shall be deemed to refer to the most recent update to Schedule 5.13(a) furnished pursuant to Section 6.02(a)(ii), and shall be true and correct in all material respects as of the effective date of such update, and (3) the representations and warranties contained in the first and second sentences of Section 5.21 shall be deemed to refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), and shall be true and correct in all material respects as of the effective date of such update, and (II) no Default or Event of Default exists; and

(c)                                  payment of any costs and expenses due to the Administrative Agent or the Lenders, including all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with the preparation and negotiation of this First Amendment.

25.                               Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)                                 The execution, delivery and performance by Borrower of this First Amendment, has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which Borrower is a party or affecting Borrower or the properties of Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or its property is subject; or (c) violate any Law.

(b)                                 This First Amendment has been duly executed and delivered by Borrower. This First Amendment constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

(c)                                  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of, and the performance of the Borrower’s obligations under the Original A&R Credit Agreement as amended by this First Amendment, except where such approval, consent, exemption, authorization, action, notice or filing has been obtained or made, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)                                 There shall not have occurred since December 31, 2015 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, as determined by Administrative Agent.

26.                               Ratification, etc.  Except as expressly amended hereby, the Original A&R Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect.  This First Amendment and the Original A&R Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement, any other Loan Document or any agreement or instrument related to the Credit Agreement shall hereafter refer to the Original A&R Credit Agreement as amended by this First Amendment.

27.                               GOVERNING LAW.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

28.                               Counterparts.  This First Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.  Any counterpart signed by all parties may be introduced into evidence in any action or proceeding without having to produce or account for the other counterparts.  Likewise, the existence of this First Amendment may be established by the introduction into evidence of counterparts that are separately signed, provided they are otherwise identical in all material respects.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has duly executed this First Amendment to Second Amended and Restated Credit Agreement as of the date first set forth above.

LENDERS/AGENT:	BANK OF AMERICA, N.A.,
individually in its capacity as Administrative Agent

	By:	/s/ Henry Pennell
	Name:	Henry Pennell
	Title:	Vice President

Lender Signature Page

BANK OF AMERICA, N.A.,
individually in its capacity as a Lender, L/C Issuer
and Swing Line Lender

By:	/s/ Oltiana M. Pappas
Name:	Oltiana M. Pappas
Title:	Senior Vice President

Lender Signature Page

REGIONS BANK, individually in its capacity as a Lender and Syndication Agent

By:	/s/ Paul E. Burgan
Name:	Paul E. Burgan
Title:	Vice President

Lender Signature Page

CITIZENS BANK, NATIONAL ASSOCIATION, individually in its capacity as a Lender and Syndication Agent

By:	/s/ Kerri Colwell
Name:	Kerri Colwell
Title:	SVP

Lender Signature Page

BANK OF MONTREAL, individually in its capacity as a Lender and Syndication Agent

By:	/s/ Lloyd Baron
Name:	Lloyd Baron
Title:	Director

Lender Signature Page

PNC BANK, NATIONAL ASSOCIATION,
individually in its capacity as a Lender and Documentation Agent

By:	/s/ Michelle Gouin
Name:	Michelle Gouin
Title:	Vice President

Lender Signature Page

U. S. BANK NATIONAL ASSOCIATION,
individually in its capacity as a Lender

By:	/s/ Michael E. Hussey
Name:	Michael E. Hussey
Title:	Senior Vice President

Lender Signature Page

CAPITAL ONE, N.A.,
individually in its capacity as a Lender

By:	/s/ Chom Young Song
Name:	Chom Young Song
Title:	VP

Lender Signature Page

TD BANK, N.A.,
individually in its capacity as a Lender

By:	/s/ Clarke Cronin
Name:	Clarke Cronin
Title:	VP

Lender Signature Page

BORROWER:	FRANKLIN STREET PROPERTIES CORP.,
a Maryland corporation

	By:	/s/ George J. Carter
		Name:	George J. Carter
		Title:	Chief Executive Officer

Borrower Signature Page

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                            ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of October 29, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                             of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                      The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.                                      A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:

]

[to the knowledge of the undersigned, during such fiscal period no Default or Event of Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, during such fiscal period the following Defaults and Events of Default exist:(1)]

4.                                      The representations and warranties of the Borrower contained in Article V of the Agreement are true and correct in all material respects on and as of the date hereof, except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (b) except that (i) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (ii) the representations and warranties contained in Section 5.13(a) refer to the most recent update to Schedule 5.13(a) furnished pursuant to Section 6.02(a)(ii), and are true and correct in all material respects as of the effective date of such update, and (iii) the representations and warranties contained in the first and second sentences of Section 5.21 refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), and are true and correct in all material respects as of the effective date of such update.

5.                                      The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects as of the Financial Statement Date covered by this Certificate.

6.                                      The updates to Schedules 5.21 and 5.13(a) attached hereto and the list of all Projects Under Development attached hereto are true and accurate on and as of the Financial Statement Date covered by this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                ,      .

BORROWER:	Franklin Street Properties Corp.,
a Maryland corporation

By:
Name:
Title:

(1)  Specify nature and extent thereof and what action Borrower proposes to take with respect thereto.

SCHEDULE 1

Franklin Street Properties Corp.
Financial Covenants

                          [Date]

(in thousands, except percentages and ratios)

1. Maximum Leverage Ratio

Indebtedness to
	Total Indebtedness	Total Asset Value	Total Asset Value

Not to exceed 60% to be increased to 65% for the succeeding two fiscal quarters following the conclusion of the fiscal quarter in which a Significant Acquisition occurs

Total Asset Value
Unencumbered Asset Value (see Schedule A)
Encumbered Asset Value (see Schedule B)
Unrestricted Cash
Cash Equivalents
Book value of unimproved land holdings
Book value of construction in progress
Carrying value of performing mortgage loans
Assets Held for Syndication
Mortgage Loan Receivable
Investment in Sponsored REITs

Total Asset Value

Total Indebtedness
Revolver Loan Balance
Term Loan Balance
Derivative Termination Value
Secured Debt
Other Indebtedness
Exclude Hedge Ineffectiveness
Consolidated Parties’ Equity Percentage of Indebtedness of Unconsolidated Affiliates

Total Indebtedness

2. Maximum Secured Leverage Ratio

Secured Indebtedness of the Consolidated Parties	$

Total Asset Value
% of Secured Indebtedness over Total Asset Value

Maximum % of secured Indebtedness not to exceed 30% of Total Asset Value

3. Minimum Fixed Charge Cover Ratio

	Adjusted EBITDA	Fixed Charges	Adjusted EBITDA to Fixed Charge Ratio
Minimum 1.5:1	$

4. Maximum Unencumbered Leverage Ratio

	Unsecured	Unencumbered	Leverage
	Indebtedness	Asset Value	Ratio

Not to exceed 60% to be increased to 65% for the succeeding two fiscal quarters following the conclusion of the fiscal quarter in which a Significant Acquisition occurs and no one Property to exceed 20%

5. Minimum Unsecured Interest Coverage

Quarterly
	Unencumbered NOI	Interest Expense	NOI to Interest Expense

Equal to 1.75:1 or more

6. Minimum Tangible Net Worth(2)
Total Assets, less: $
(a) Book Value of Intangible Assets
(b) Write-up of book value subsequent to Balance Sheet date
(c) Subscriptions Receivable
(d) Derivative assets
Total Liabilities (excluding derivative liabilities)
Tangible Net Worth
Required Net Worth
Required as of 6/30/2016	$682,422,341
Equity Offering after 7/21/2016 (add 75% of net proceeds from equity offerings)
ATM Equity Offering after 7/21/2016 (add 75% of net proceeds from equity offerings)
Required Net Worth

(2)  Total Assets and Total Liabilities shall also exclude an asset or liability created by Hedge Ineffectiveness and the Swap Termination Value.

Franklin Street Properties Corp.

Financial Covenants

                        [Date]

Schedule A

Unencumbered Asset Value

	Date	Cap Rate	Unencumbered Asset Value

Quarterly NOI	$
	x 4	7.0%/7.5% (3)	$
Annual NOI	$
	x 4	7.0%/7.5% (3)	$

Acquisition costs of new properties (for first 4 quarters)			$

Unencumbered Asset Value			$

(3)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

Schedule B

Encumbered Asset Value

	Date	Cap Rate	Encumbered Asset Value

Quarterly NOI	$
	x 4	7.0%/7.5% (4)	$
Annual NOI	$
	x 4	7.0%/7.5% (4)	$
Acquisition costs of new properties (for first 4 quarters)			$

Encumbered Asset Value			$

(4)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

Franklin Street Properties Corp.

Consolidated Balance Sheets

(Audited/Unaudited)

                    [Date]

[To be inserted]

Franklin Street Properties Corp.
Consolidated Statement of Income

(Audited/Unaudited)

                      [Date]

[To be inserted]

EBITDA
Net Income
Non-recurring/Extraordinary /GOS/Acq Cost
Interest including deferred financing costs
Taxes
Depreciation & Amortization
Amortization of leases (in revenue)
Pro Rata Share Unconsolidated Affiliates
Hedge ineffectiveness

EBITDA
Capital Item allowance ($.30 sf/year)
Adjusted EBITDA

Franklin Street Properties Corp.
Financial Covenants

Quarterly Debt Service
                                    [Date]

Interest Expense

Franklin Street Properties Corp.
Property NOI
                                    [Date]

Actual	Actual
Cost	Q_ NOI
Name	City	State	S.F.	Most Recent FQ	Q_ NOI Most Recent FQ	Same Quarter Prior Year

—	—	—	—

Unencumbered NOI
Property NOI for the quarter	—	—
Less: Capital Item allowance ($.30 sf/year, including acquisitions)
(a)	Adjustment for management fees to 3%
—	—

Property NOI for the quarter	—	—
Less: New acquisitions (if less than 4 quarters)	—	—
Less: Capital Item allowance ($.30 sf/year, including acquisitions)
(a)	Adjustment for management fees to 3%
NOI for Unencumbered Asset Value calculation	—	—

Cap rate per loan agreement	7.0%/7.5%(5)	7.0%/7.5%(6)

Value of the Properties:
Calculated above	—	—
Acquisitions at cost	—	—
Unencumbered Asset Value	—	—

Encumbered NOI

(a)	NOI is net of actual management fees paid, adjustment is to (increase)/decrease fees to 3% level

(5)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

(6)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

Franklin Street Properties Corp.
Management Fee Calculation(7)
                                    [Date]

	9 Months	6 Months	3 Months

Calculation:
Total rental revenue for 10-Q/10-K

Excluded revenues:
Termination Fees
Amort - Favorable lease
Lease Induce/Rent reduct
FASB 13 Revenue
Management fee & interest income
Total excluded revenues

Gross revenues	$	$	$

3% of Gross Revenues	$	$	$

Less Actual management fees charged:

Adjustment required	$	$	$

(7)  To be adjusted as appropriate to determine management fees for the quarter.

SCHEDULE 2.01(b)

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Term Loan Commitment	Applicable Term Loan Percentage
Bank of America Merrill Lynch	$90,000,000	22.5%

Bank of Montreal	$60,000,000	15.0%

Regions Bank	$60,000,000	15.0%

Citizens Bank, National Association	$60,000,000	15.0%

PNC Bank, National Association	$40,000,000	10.0%

U.S. Bank National Association	$40,000,000	10.0%

Capital One, N.A.	$25,000,000	6.3%

TD Bank, N.A.	$25,000,000	6.3%

Total	$400,000,000	100.0%